Exhibit 10.29

SECOND AMEDMENT TO THE SALARY CONTINUATION AGREEMENT

This Second Amendment to the Salary Continuation Agreement (“Second Amendment”) is entered into this 1st day of January, 2016 (“Effective Date”) by and among U.S. Xpress Enterprises, Inc. and Anna Marie Quinn (collectively referred to as the “Parties”).

WHEREAS, on March 21, 2008, U.S. Xpress Enterprises, Inc., a Nevada corporation, and Patrick E. Quinn, a resident of Hamilton County, Tennessee, entered into a Salary Continuation Agreement which provided for certain salary continuation and other benefits upon the disability or death of Mr. Quinn (the “Agreement”); and

WHEREAS, the Agreement provided that certain salary continuation and other benefits would be provided to Patrick E. Quinn’s surviving spouse upon his death; and

WHEREAS, Patrick E. Quinn died in 2011 and his surviving spouse, Anna Marie Quinn, became the beneficiary and recipient of salary continuation and other benefits under the Agreement; and

WHEREAS, on January 27, 2012, U.S. Xpress Enterprises, Inc. and Anna Marie Quinn, as “Beneficiary” under the Agreement, entered into an amendment of the Agreement which reduced the salary continuation benefits from ten to four years (the “First Amendment”); and

WHEREAS, the Parties now wish to further amend the Agreement (as amended by the First Amendment) to continue the salary continuation benefits for one additional year.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

U.S. Xpress Enterprises, Inc. will continue to pay Anna Marie Quinn One Hundred Percent (100%) of Patrick E. Quinn’s base salary (at the time of his death) until the fifth anniversary of his death.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Effective Date.

U.S. Xpress Enterprises, Inc.

By:	/s/ Max Fuller
Max Fuller
Chief Executive Officer

By:	/s/ Anna Marie Quinn
Anna Marie Quinn (as Beneficiary)